EXHIBIT 10.01

[FORMFACTOR LETTERHEAD]

March 1, 2008

Jean Bernard Vernet

[Home Address]

Dear Jean,

We welcome the opportunity to offer you a salaried, exempt position with FormFactor, Inc. (the “Company”) as Senior Vice President and Chief Financial Officer with a start date to be determined upon your acceptance.   We look forward to having you join us at this exciting time for the Company.  We are very impressed with your background, demonstrated abilities, and fundamental understanding of the challenges involved in a fast paced, growing company, and look forward to your participation in meeting the opportunities ahead.

In your capacity as Senior Vice President and CFO you will report to Mario Ruscev, President, and will receive an annual salary of $325,000, which will be paid bi-weekly in accordance with, and subject to, the Company’s normal payroll procedures.  Additionally, you will be eligible to participate in the key management bonus plan at a target rate of 90% of your earned annual salary. This bonus is conditioned upon the company’s performance and your individual achievement of objectives.  For the 1st half of 2008, the semi-annual bonus is guaranteed at 100% of base salary and will be prorated based upon your start date through the end of the bonus period. As long as you remain a regular full-time employee of the Company, you are eligible to receive certain employee benefits that are offered to our regular full-time employees which may from time to time change at the Company’s discretion. These currently include:

•                  Medical, Dental and Vision Insurance Benefits

•                  Short-Term and Long-Term Disability Insurance Coverage

•                  Group Life Insurance

•                  Paid Time-Off

•                  401k Plan

•                  401(k) match

•                  401(k) Variable Compensation Plan

•                  Section 125 Flex Spending Plan

•                  Employee Assistance Program

•                  Employee Stock Purchase Plan

Coverage for the above-mentioned medical, dental, vision, disability and life insurance benefits begin on your date of hire.  Dependent coverage is also available through this plan. Employee and dependent contributions to the plan are outlined in our employee benefits guide.

You will be entitled to fifteen days (15) of paid time-off annually.  Paid time-off will accrue at the rate of 4.62 hours per pay period starting from your first day of employment. Paid time-off may be used for vacation or sick leave.

Following your employment commencement date, you will be granted a stock option, entitling you to purchase 50,000 shares of common stock of the Company.  The exercise price of your option will be set at the fair market value of the Company’s common stock as determined by the closing price on the Nasdaq National Market on the date of grant, which will be your date of hire.  The “Vesting Commencement Date” will also be your date of hire.  The option shall be subject to the terms and conditions of the Company’s 2002 Equity Incentive Plan.  The option vests over a four-year period.  On the first anniversary of the Vesting Commencement Date, the option shall be vested as to twenty-five percent (25%) of the shares covered by the option. The remaining Shares subject to the option shall then vest on a monthly basis commencing one year after the Vesting Commencement Date in increments of 1/36 of the remaining shares subject to the option.

You will also be granted under the Plan, as of the date you commence employment with the Company, Restricted Stock Units (“RSUs”) which represent the right to receive 20,000 shares of Company stock upon vesting.  The RSUs shall vest in four equal installments on the anniversary of your date of hire on each of 2009, 2010, 2011 and 2012.

Your agreement to accept this offer is contingent upon your ability to show proof of your legal right to work for the Company in the United States as well as successfully completing a background check required for all new hires.

The Company will pay you a one time “sign on” bonus of $100,000 which you will receive as a separate check, less applicable withholding taxes, included with your first paycheck.

Should your employment with FormFactor be terminated voluntarily at any time during the 12-month period after your start date, a pro-rated portion of the “sign on” bonus must be paid back to the Company within 30 days.

The Company will assist you in the following areas for your relocation to a convenient area to our offices in Livermore, California:

-Up to two (2) months of temporary living;

-Moving of household goods (refer to “Movement of Household Goods Policy” for definitions)

-Storage of household goods for up to two (2) months;

-One (1) roundtrip airfare for two (2) people for a house hunting trip;

-Rental car for up to 30 days

-One-way travel costs for you and your family from your home to the Bay Area

-Reimbursement of the real estate agent’s commission on the sale of your current home up to a maximum of $40,000.

-Any of the above non qualified relocation allowances or expenses (as defined by the IRS) will be grossed up for taxes.

-The following expense will not be grossed up for taxes:

-Pay you one month’s salary as a miscellaneous relocation allowance payable when you close escrow on your residence in California.

All relocation transactions must be completed within one year of start date.

Should you resign from FormFactor voluntarily at any time during the 12-month period after your start date, any relocation assistance paid to you or paid on your behalf must be paid back to the Company within 30 days.

Consistent with company policy we will enter in to a change of control agreement with you after you begin employment with the company.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

I have enclosed our standard Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration as a condition of your employment.  We will not be able to commence your employment until we have received a signed copy of this document.  If you accept this offer, please return a signed copy to me.

Additionally, you will be required to comply at all times with the Company’s various rules, policies and procedures, including those set forth in our Employee Handbook, our Statement of Corporate Code of Business Conduct (“Corporate Code”), and our Statement of Policy regarding Insider Trading (“Insider Trading Policy”).  Copies of these three documents, and all our policies and procedures will be available in hard copy and on inFORM - our internal intranet site.  Within 30 days of the commencement of your employment, you will be required to provide the Company with signed acknowledgements relating to the Employee Handbook, the Corporate Code and the Insider Trading Policy.  You should understand that, while referenced in this offer letter, the Company rules, policies and procedures are not incorporated by reference into this offer letter, and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California.  However, the parties shall continue to have the right to seek judicial relief in the form of injunctive and/or equitable relief, including but not limited to relief for threatened or actual misappropriation of trade secrets or other unfair competition.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  A duplicate original is enclosed for your records.  This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Jean, we look forward to your favorable reply and to a productive, fun and exciting work relationship.  To confirm your acceptance of this offer, please sign and date one copy of this letter and return to me. The other copy is for you to retain for your records. This offer, if not accepted, will expire ten (10) days from the offer date. Please call me if you have any questions.

Sincerely,

/s/ HANK FEIR
Hank Feir
VP Human Resources,
FormFactor, Inc

ACCEPTED AND AGREED TO this 10 day of March, 2008

/s/ JEAN BERNARD VERNET	Anticipated start date: April 1 08
Jean Bernard Vernet